Filed pursuant to Rule 433

Registration Nos. 333-130656

333-130656-03

Free Writing Prospectus
Dated March 6, 2007

$1.2 bn CNH 2007-A ** Full Pricing Details**
JT Leads:	CS/Soc Gen	Co-mgrs: (Class A) : ABN, Barc, BNP, ML

Cls	Amt (mm)	M/S/F	WAL	E.F.	Bmrk	Sprd	Yld	CNP	$Price
A-1	$228.00	P-1/A-1+/F1+	0.46	12/07	I-Lbr	-4bp	5.26338	5.26338	100-00
A-2	$311.00	Aaa/AAA/AAA	1.10	11/08	EDSF	+4bp	5.195	5.13	99.98975
A-3	$270.00	Aaa/AAA/AAA	2.00	10/09	Swps	+6bp	5.047	4.99	99.99104
A-4	$358.00	Aaa/AAA/AAA	3.35	02/11	1mL	+4bp	N/A	1ML+4	100-00
B	$33.00	A3/A/A	3.91	02/11	I-Swps	+22bp	5.151	5.09	99.97673

**** CS TO BILL & DELIVER ****

–  Co-Manager Retention:   $13 mm A2, $11 mm A3 and $15 mm A4

–  Collateral:   Agricultural and Construction equipment

–  Exp settle:   03/16/07

–  1st payment:   04/16/07

–  All notes are ERISA eligible

–  Pricing speed:   15% CPR to 10% clean-up

–  Bloomberg ticker:   CNH

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, Credit Suisse will arrange to send you the prospectus if you request it by calling toll free 1-800-221-1037.

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